EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES RECORD 2013 EARNINGS PER SHARE AND
STRONG FREE CASH FLOW

 2013 Highlights

●	Record net income per share of $2.87
●	Record adjusted net income per share of $2.77
●	Record cash from operations per share of $5.42
●	Free cash flow of $4.03 per share, yielding 8.4 percent
●	Completed strategic closures acquisitions
●	Growth in metal container volumes of 2.5 percent
●	Negotiated long-term extensions of several major customer contracts
●	Completed tender offer for $250 million of stock
●	Increased cash dividend per share by 17 percent
●	Issued $300 million of 5½% Senior Notes

STAMFORD, CT, January 28, 2014 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported full year 2013 net income of $185.4 million, or a record $2.87 per diluted share, as compared to full year 2012 net income of $151.3 million, or $2.17 per diluted share.

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SILGAN HOLDINGS
January 28, 2014

“In 2013, we posted record adjusted net income per diluted share of $2.77 and strong free cash flow for the second consecutive year despite international economic challenges and unfavorable weather patterns.  Our continued focus on free cash flow generated stronger than expected results, with free cash flow in 2013 of $260.7 million, or $4.03 per diluted share, and a free cash flow yield of 8.4 percent.  In addition, we returned $267.6 million of cash to shareholders through the repurchase of approximately 5.9 million common shares,” said Tony Allott, President and CEO.  “We also positioned ourselves for future growth through the completion of several strategic closures acquisitions during the year, including expanding the geographic scope and scale of this global franchise with the acquisition of Portola Packaging, Inc.  We continued our progress on CanVision 2020℠ programs to enhance competitive advantages of metal food packaging and capped a two year program to significantly extend our long-term contracts to pave the way for further investments in these programs.  We continued to improve our capital structure by issuing 5½% Senior Notes and refinancing our senior secured credit facility to take advantage of a favorable interest rate market, extend debt maturities, provide greater flexibility and increase our liquidity,” continued Mr. Allott.  “As a result of these strategic initiatives, we believe the Company is well positioned for future growth and continued shareholder value creation.  In 2014, we expect to deliver full year adjusted net income per diluted share in a range of $3.10 to $3.30, an increase of 11.9 percent to 19.1 percent to the prior year, and free cash flow of approximately $200 million, while funding an increase in strategic investments,” concluded Mr. Allott.

Adjusted net income per diluted share was $2.77 for the full year 2013, after adjustments decreasing net income per diluted share by $0.10.  Adjusted net income per diluted share was $2.70 for the full year 2012, after adjustments increasing net income per diluted share by $0.53.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

The Company delivered net cash provided by operating activities of $350.7 million and $351.7 million in 2013 and 2012, respectively, and free cash flow of $260.7 million in 2013 as compared to free cash flow of $303.7 million in 2012.  Free cash flow in 2013 benefited from working capital improvements and a planned decrease in capital expenditures, partially offset by higher cash taxes.  The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities

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SILGAN HOLDINGS
January 28, 2014

to “free cash flow,” a Non-GAAP financial measure which adjusts net cash provided by operating activities for capital expenditures, voluntary contributions to domestic pension benefit plans and changes in outstanding checks.

Net sales for the full year of 2013 were $3.71 billion, an increase of $120.2 million, or 3.3 percent, as compared to 2012.  This increase was the result of an increase in net sales across all businesses.

Income from operations for 2013 was $324.2 million, a decrease of $1.3 million, or 0.4 percent, as compared to $325.5 million for 2012, and operating margin decreased to 8.7 percent from 9.1 percent for the same periods.  These decreases were largely the result of a decrease in income from operations in the closures business primarily in Venezuela and an increase in corporate expenses.  These decreases were partially offset by an increase in income from operations in the metal and plastic container businesses.  Income from operations for 2013 included rationalization charges of $12.0 million, the remeasurement of net assets in the closures operations in Venezuela of $3.0 million due to a currency devaluation, plant start-up costs of $0.8 million and costs attributable to announced acquisitions of $1.5 million.  Income from operations for 2012 included rationalization charges of $8.7 million, plant start-up costs of $6.4 million and costs attributable to announced acquisitions of $1.5 million.

Interest and other debt expense before loss on early extinguishment of debt for 2013 was $67.4 million, an increase of $4.4 million as compared to 2012 primarily due to higher average outstanding borrowings.  The loss on early extinguishment of debt of $2.1 million in 2013 was a result of the prepayment of $300.9 million of term debt under the previous senior secured credit facility, while the loss on early extinguishment of debt of $38.7 million in 2012 was a result of the redemption of the 7¼% Senior Notes due 2016.

The effective tax rate for 2013 was 35.0 percent, excluding the $19.7 million favorable tax adjustment primarily related to the completion of tax audits in the second quarter of 2013, as compared to 32.4 percent for 2012.  The effective tax rate for 2013 was unfavorably impacted by the cumulative adjustment of increases in enacted tax rates in certain foreign countries, the nondeductible portion of the charge for the remeasurement of net assets in the Venezuela operations and the geographic distribution of international income.  The effective tax rate for 2012 was favorably impacted by

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SILGAN HOLDINGS
January 28, 2014

changes to statutory tax rates enacted in certain jurisdictions and the resolution of certain issues with tax authorities.

Metal Containers

Net sales of the metal container business were $2.34 billion in 2013, an increase of $47.7 million, or 2.1 percent, as compared to $2.29 billion in 2012.  This increase was primarily a result of an increase in unit volumes of approximately 2.5 percent, the impact of favorable foreign currency translation and the pass through of higher raw material costs.  The increase in unit volumes was due in large part to pet food products in the U.S. and sales from the new plants in Eastern Europe, partially offset by poor fruit and vegetable pack conditions, particularly in the west coast of the U.S. and in central and southern Europe.

Income from operations of the metal container business in 2013 was $236.3 million, an increase of $4.8 million as compared to $231.5 million in 2012, and operating margin remained unchanged at 10.1 percent for the same periods.  The increase in income from operations was primarily due to an increase in unit volumes, lower new plant start-up costs, improved manufacturing efficiencies and lower depreciation expense, partially offset by continued economic challenges in Europe, the impact of under absorbed operating costs at the new plants in Eastern Europe and the Middle East and a less favorable mix of products sold.  Plant start-up costs were $0.8 million in 2013 and $6.4 million in 2012.  Rationalization charges were $2.5 million in each of 2013 and 2012.

Closures

Net sales of the closures business were $720.1 million for 2013, an increase of $40.0 million, or 5.9 percent, as compared to $680.1 million in 2012.  This increase was primarily the result of an increase in unit volumes of approximately 8.5 percent due to the inclusion of Portola Packaging, Inc. which was acquired in October 2013, the impact of favorable foreign currency translation and the pass through of higher raw material costs.  These increases were partially offset by lower unit volumes in the legacy closures business primarily as a result of lower sales for single-serve beverages largely attributable to cooler temperatures in 2013 and in Venezuela due to economic challenges.

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SILGAN HOLDINGS
January 28, 2014

Income from operations of the closures business for 2013 decreased $10.1 million to $63.0 million as compared to $73.1 million in 2012, and operating margin decreased to 8.7 percent from 10.7 percent over the same periods.  These decreases were primarily due to the $3.0 million charge for the remeasurement of net assets of the Venezuela operations due to the devaluation of the currency, a $5.0 million unfavorable comparative operational impact in Venezuela due to political instability and currency restrictions, lower unit volumes in the legacy closures operations and higher rationalization charges, partially offset by improved manufacturing efficiencies.  In addition, operating margin was unfavorably impacted due to the write-up of inventory of Portola Packaging for purchase accounting.  Rationalization charges were $5.6 million and $2.9 million in 2013 and 2012, respectively.

Plastic Containers

Net sales of the plastic container business were $647.0 million in 2013, an increase of $32.5 million, or 5.3 percent, as compared to $614.5 million in 2012.  This increase was principally due to higher volumes of approximately 3 percent, a more favorable mix of products sold and higher average selling prices due to the pass through of higher raw material costs, partially offset by the impact of unfavorable foreign currency translation.  The increase in volumes was attributable to the inclusion for a full year of the plastic food container operations acquired in August 2012, which more than offset lower volumes in the legacy operations due in part to weaker customer demand as well as ongoing efforts to rebalance the portfolio of the business.

Income from operations of the plastic container business was $38.6 million, an increase of $7.8 million as compared to $30.8 million in 2012, and operating margin increased to 6.0 percent from 5.0 percent over the same periods.  These increases were primarily attributable to the inclusion of the plastic food container operations for a full year, continued improvement in operating performance and a more favorable mix of products sold, partially offset by lower volumes in the legacy operations, the unfavorable impact from the lagged pass through of increases in resin costs in 2013 as compared to the favorable impact from resin in 2012 and higher rationalization charges.  Rationalization charges were $3.9 million and $3.3 million in 2013 and 2012, respectively.

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SILGAN HOLDINGS
January 28, 2014

Fourth Quarter

The Company reported net income for the fourth quarter of 2013 of $23.3 million, or $0.36 per diluted share, as compared to net income for the fourth quarter of 2012 of $29.4 million, or $0.42 per diluted share.  Adjusted net income per diluted share for the fourth quarter of 2013 was $0.45, after adjustments increasing net income per diluted share by $0.09, as compared to $0.47 in the prior year quarter, after adjustments increasing net income per diluted share by $0.05.

Net sales for the fourth quarter of 2013 increased $6.0 million, or 0.7 percent, to $864.8 million as compared to $858.8 million for the fourth quarter of 2012.  This increase was primarily due to an increase in unit volumes in the closures business due principally to the inclusion of net sales from Portola Packaging, higher average selling prices from the pass through of higher raw material costs and the impact of favorable foreign currency translation, partially offset by lower volumes in the metal and plastic container businesses.

Income from operations for the fourth quarter of 2013 was $55.3 million, a decrease of $3.4 million as compared to $58.7 million for the fourth quarter of 2012, and operating margin decreased to 6.4 percent from 6.8 percent over the same periods.  These decreases were primarily due to lower volumes in the metal and plastic container businesses, higher rationalization charges, the impact of under absorbed operating costs at the new plants in Eastern Europe and the Middle East and the unfavorable impact from the lagged pass through of increases in resin costs, partially offset by improved manufacturing efficiencies across all businesses and a favorable mix of products sold in the plastic container and closures businesses.  In addition, operating margin was unfavorably impacted due to the write-up of inventory of Portola Packaging for purchase accounting.  Rationalization charges were $8.4 million and $2.9 million in the fourth quarters of 2013 and 2012, respectively.

Interest and other debt expense for the fourth quarter of 2013 was $19.6 million, an increase of $4.2 million as compared to 2012 primarily due to higher average outstanding borrowings.

The effective tax rate for the fourth quarter of 2013 was 34.8 percent as compared to 32.2 percent in the fourth quarter of 2012.  The effective tax rate for 2013 was unfavorably impacted by the cumulative adjustment of increases in enacted tax rates in certain foreign countries and the geographic distribution of international income.  The effective tax rate for 2012 was favorably impacted by

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SILGAN HOLDINGS
January 28, 2014

changes to statutory tax rates enacted in certain jurisdictions and the resolution of certain issues with tax authorities.

Outlook for 2014

The Company currently estimates that its adjusted net income per diluted share for the full year 2014 will be in the range of $3.10 to $3.30, which excludes rationalization charges and loss on early extinguishment of debt.  The increase of 11.9 percent to 19.1 percent over the prior year assumes improved profitability in each business.

Net sales in the metal container business are expected to be higher in 2014 as compared to 2013 primarily due to the contractual pass through of higher raw material and other manufacturing costs and an anticipated slight increase in unit volumes.  Unit volumes in the metal container business are expected to increase slightly as a result of an anticipated normal fruit and vegetable pack in the U.S. and internationally in 2014, largely offset by a conservative outlook on pet food products and in European and developing markets.  Income from operations in the metal container business is expected to benefit from slight volume growth, improved manufacturing efficiencies and lower depreciation and pension expense, partially offset by general inflation and the financial impact from significantly longer-term renewals of customer contracts over the past two years.  Net sales and income from operations in the closures business are expected to increase in 2014 primarily due to the inclusion of Portola Packaging for a full year period, although the Company remains cautious on the potential impact from political instability in Venezuela.  Net sales in the plastic container business are expected to improve as a result of modest volume growth, but net sales will continue to be impacted by the ongoing restructuring and rebalancing of the customer portfolio.  Income from operations in the plastic container business is expected to increase in 2014 due primarily to modest volume growth, continued improvement in manufacturing performance and lower depreciation and pension expense.

The Company expects interest expense before the loss on early extinguishment of debt to increase in 2014 as compared to 2013 due primarily to the inclusion of a full year of expense from the 5½% Senior Notes issued in September 2013.  The Company estimates that it will incur a loss on early extinguishment of debt of $0.02 per diluted share in the first quarter of 2014 from the refinancing of the senior secured credit facility in January 2014.

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SILGAN HOLDINGS
January 28, 2014

The Company currently estimates that free cash flow in 2014 will be approximately $200 million as compared to $260.7 million in 2013 as anticipated improved profitability is more than offset by a significant increase in domestic capital expenditures, higher interest payments and the expectation that the benefits realized from working capital reductions over the past two years will not repeat.

The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2014 in the range of $0.45 to $0.55, as compared to adjusted net income per diluted share of $0.46 in the first quarter of 2013.  The estimate for the first quarter of 2014 excludes rationalization charges and the loss on early extinguishment of debt.  The year-over-year comparison of adjusted net income per diluted share includes the expected benefit from recently acquired Portola Packaging and lower depreciation and pension expense.  These benefits are expected to be partially offset by a decrease in unit volumes in the metal container business as compared to a very strong first quarter of 2013, the financial impact from renewals of customer contracts and an increase in interest expense.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year 2013 at 11:00 a.m. eastern time on January 29, 2014.  The toll free number for those in the U.S. and Canada is (800) 946-0708, and the number for international callers is (719) 457-2662.  For those unable to listen to the live call, a taped rebroadcast will be available through February 12, 2014.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 7081157.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.7 billion in 2013.  Silgan operates 88 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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SILGAN HOLDINGS
January 28, 2014

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2012 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2013	2012	2013	2012

Net sales	$864.8	$858.8	$3,708.5	$3,588.3

Cost of goods sold	744.8	749.4	3,161.3	3,070.7

Gross profit	120.0	109.4	547.2	517.6

Selling, general and administrative expenses	56.3	47.8	211.0	183.4

Rationalization charges	8.4	2.9	12.0	8.7

Income from operations	55.3	58.7	324.2	325.5

Interest and other debt expense before loss
on early extinguishment of debt	19.6	15.4	67.4	63.0

Loss on early extinguishment of debt	-	-	2.1	38.7

Interest and other debt expense	19.6	15.4	69.5	101.7

Income before income taxes	35.7	43.3	254.7	223.8

Provision for income taxes	12.4	13.9	69.3	72.5

Net income	$23.3	$29.4	$185.4	$151.3

Earnings per share:
Basic net income per share	$0.37	$0.42	$2.89	$2.18
Diluted net income per share	$0.36	$0.42	$2.87	$2.17

Cash dividends per share	$0.14	$0.12	$0.56	$0.48

Weighted average shares (000’s):
Basic	63,456	69,248	64,254	69,571
Diluted	63,907	69,607	64,658	69,889

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2013	2012	2013	2012
Net sales:
Metal containers	$515.4	$555.1	$2,341.4	$2,293.7
Closures	192.3	151.2	720.1	680.1
Plastic containers	157.1	152.5	647.0	614.5
Consolidated	$864.8	$858.8	$3,708.5	$3,588.3

Income from operations:
Metal containers (a)	$42.7	$45.9	$236.3	$231.5
Closures (b)	7.7	8.1	63.0	73.1
Plastic containers (c)	8.1	6.6	38.6	30.8
Corporate (d)	(3.2)	(1.9)	(13.7)	(9.9)
Consolidated	$55.3	$58.7	$324.2	$325.5

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
(Dollars in millions)

	2013	2012
Assets:
Cash and cash equivalents	$160.5	$465.6
Trade accounts receivable, net	333.0	326.7
Inventories	515.6	515.9
Other current assets	73.4	70.3
Property, plant and equipment, net	1,118.4	1,098.8
Other assets, net	1,120.2	816.2
Total assets	$3,321.1	$3,293.5

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$474.2	$447.2
Current and long-term debt	1,703.8	1,671.3
Other liabilities	429.3	421.4
Stockholders’ equity	713.8	753.6
Total liabilities and stockholders’ equity	$3,321.1	$3,293.5

(a)
Includes rationalization charges of $0.8 million and $0.7 million for the fourth quarters of 2013 and 2012, respectively, and $2.5 million for each of the years ended December 31, 2013 and 2012.  Includes new plant start-up costs of $2.1 million for the fourth quarter ended December 31, 2012 and $0.8 million and $6.4 million for the years ended December 31, 2013 and 2012, respectively.

(b)
Includes rationalization charges of $4.4 million and $0.3 million for the fourth quarters of 2013 and 2012, respectively, and $5.6 million and $2.9 million for the years ended December 31, 2013 and 2012, respectively.  Includes a charge for the remeasurement of net assets in Venezuela of $3.0 million for the full year ended December 31, 2013.

(c)
Includes rationalization charges of $3.2 million and $1.9 million for the fourth quarters of 2013 and 2012, respectively, and $3.9 million and $3.3 million for the years ended December 31, 2013 and 2012, respectively.

(d)	Includes costs attributable to announced acquisitions of $0.3 million for the fourth quarter of 2013, and $1.5 million for each of the years ended December 31, 2013 and 2012.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2013	2012

Cash flows provided by (used in) operating activities:
Net income	$185.4	$151.3
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	172.2	169.9
Rationalization charges	12.0	8.7
Loss on early extinguishment of debt	2.1	38.7
Other	6.7	(2.3)
Other changes that provided (used) cash, net
of effects from acquisitions:
Trade accounts receivable, net	20.4	34.6
Inventories	25.1	56.8
Trade accounts payable and other changes, net	(73.2)	(30.0)
Voluntary contributions to pension benefit plans	-	(76.0)
Net cash provided by operating activities	350.7	351.7

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(281.7)	(319.1)
Capital expenditures	(103.1)	(119.2)
Proceeds from asset sales	8.4	1.5
Net cash used in investing activities	(376.4)	(436.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(36.2)	(33.8)
Changes in outstanding checks - principally vendors	13.1	(4.8)
Shares repurchased under authorized repurchase program	(267.6)	(34.1)
Net borrowings and other financing activities	11.3	226.3
Net cash (used in) provided by financing activities	(279.4)	153.6

Cash and cash equivalents:
Net (decrease) increase	(305.1)	68.5
Balance at beginning of year	465.6	397.1
Balance at end of year	$160.5	$465.6

Interest paid, net	58.0	59.6
Income taxes paid, net of refunds	114.2	79.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2013	2012	2013	2012

Net income per diluted share as reported	$0.36	$0.42	$2.87	$2.17

Adjustments:
Tax audit adjustment	-	-	(0.30)	-
Rationalization charges	0.09	0.03	0.12	0.08
New plant start-up costs	-	0.02	0.01	0.06
Costs attributable to announced acquisitions	-	-	0.01	0.02
Loss on early extinguishment of debt	-	-	0.02	0.37
Venezuela remeasurement	-	-	0.04	-
Adjusted net income per diluted share	$0.45	$0.47	$2.77	$2.70

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	First Quarter			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2014	High 2014	2013	Low 2014	High 2014	2013

Net income per diluted share as estimated for 2014 and as reported for 2013	$0.41	$0.51	$0.38	$3.02	$3.22	$2.87

Adjustments:
Tax audit adjustment	-	-	-	-	-	(0.30)
Rationalization charges	0.02	0.02	0.01	0.06	0.06	0.12
New plant start-up costs	-	-	0.01	-	-	0.01
Costs attributable to announced acquisitions (2)	-	-	-	-	-	0.01
Loss on early extinguishment of debt	0.02	0.02	0.02	0.02	0.02	0.02
Venezuela remeasurement	-	-	0.04	-	-	0.04
Adjusted net income per diluted share as estimated for 2014 and presented for 2013	$0.45	$0.55	$0.46	$3.10	$3.30	$2.77

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (3)
(UNAUDITED)
For the year ended December 31,
 (Dollars in millions, except per share data)

      Table C

	2013	2012

Net cash provided by operating activities	$350.7	$351.7

Capital expenditures	(103.1)	(119.2)
Voluntary contributions to pension benefit plans	-	76.0
Changes in outstanding checks	13.1	(4.8)
Free cash flow	$260.7	$303.7

Net cash provided by operating activities per diluted share	$5.42	$5.03

Free cash flow per diluted share	$4.03	$4.35

Weighted average diluted shares (000’s)	64,658	69,889

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, new plant start-up costs, costs attributable to announced acquisitions, the loss on early extinguishment of debt, tax adjustments for prior periods related to the completion of Internal Revenue Service audits and the impact from the remeasurement of net assets in Venezuela from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.

(3)
The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure.  The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions.  Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks, reduced by capital expenditures and increased by voluntary contributions to domestic pension benefit plans. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.